CONFIDENTIAL TREATMENT REQUESTED BY GENTIUM S.p.A.

February 2009

(1)     Gentium S.p.A.

(2)     IDIS LIMITED

SUPPLY AND DISTRIBUTION AGREEMENT

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

DATE: February 2009

PARTIES

(1)	Gentium S.p.A. a company incorporated in [Italy, whose registered office is at Piazza Settembre, 2, 22079 Villa Guardia (CO), Italy (“the Manufacturer”)

(2)	IDIS LIMITED, a company incorporated in England (registered number 2143039), whose registered office is at IDIS House, Churchfield Road, Weybridge, Surrey, KT13 8DB, United Kingdom (“IDIS")

INTRODUCTION

A)	The Manufacturer wishes to supply the Products in the Territory through an entity with experience in the distribution of unlicensed products on a Named Patient Supply basis.

B)
IDIS has capability in the distribution of unlicensed products on a Named Patient Supply basis, within each country in the Territory and wishes to act as the Manufacturer’s distributor of the Products in the Territory.

C)	The Manufacturer appoints IDIS as its Exclusive Distributor (as hereinafter defined) on a Named Patient Supply basis on the terms set out in this Agreement.

OPERATIVE PROVISIONS

1.	Definitions and interpretation

In this Agreement the following words have the following meanings:

“Business Day” means any day other than a Saturday or Sunday or a public or bank holiday in England;

“Commencement Date” means the date of signature of this Agreement by both parties;

“Confidential Agreements” means any and all confidentiality agreements entered into between the parties either before or after the Commencement Date relating to the subject matter of this Agreement;

 “Confidential Information” means information defined in the Confidentiality Agreement (as hereinafter defined)

“Contract” has the meaning set out in clause 6.2;

“E-mail Address” means the e-mail address of the relevant party given in Schedule 4.

“Fax Address” means the fax address of the relevant party given in Schedule 4;

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

“Force Majeure” means any circumstances beyond the reasonable control of the relevant party (including, without limitation, any strike, lock-out or other form of industrial action, acts of God, war or national emergency, an act of terrorism, riot, civil commotion, malicious damage, compliance with any law or government order, rule, regulation or direction, accident, fire, flood or storm) which prevents that party from complying with any or all of its obligations under this Agreement;

“Indication” means the symptoms, condition, or disease for which the Product has been prescribed for a particular Named Patient;

 “Intellectual Property Rights” means all intellectual and industrial property rights including patents, know-how, registered trade marks, registered designs, utility models, applications for and rights to apply for any of the foregoing, unregistered design rights, unregistered trade marks, rights to prevent passing off for unfair competition and copyright, database rights, topography rights and any other rights in any invention, discovery or process, in each case in the United Kingdom and all other countries in the world and together with all renewals and extensions;

“Initial Period” means the period of two Years commencing on the Commencement Date;

“Marketing Authorisation” means an authorisation for the sale and placing on the market of a Product within the Territory;

“Named Patient” means the patient for whom the Product(s) have been prescribed;

“Named Patient Supply” means the supply of Products which do not have a Marketing Authorisation for the Indication in the country of destination and are supplied to meet the special needs of a specific patient or patients under the order of a medical practitioner or other person lawfully permitted to prescribe such Products to a specific patient or patients in the Territory or relevant part of it;

“Orders” has the meaning set out in clause 6.1;

"Prices" means the price for the Product set by Manufacturer as set out in Schedule 1 of this Agreement, or as varied in accordance with clause 5.1;

"Products" means the product or products listed in Schedule 1 and additionally any further products of the Manufacturer offered to be supplied to IDIS by the Manufacturer in writing from to time to time after the Commencement Date and accepted in writing by IDIS;

"Service Address" means the address for service of the relevant party given in Schedule 4 of this Agreement;

 “Technical Agreement” means the technical agreement set out in Schedule 5;

"Territory" means those countries set out in Schedule 2 of this Agreement, including any additional countries agreed between the parties in writing from time to time after the Commencement Date and excluding any countries removed from Schedule 2 as set forth in clause 16;

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

"Trade Marks" means the trade marks and trade names of the Manufacturer listed in Schedule 3 and such other trade marks as the Manufacturer notifies to IDIS in writing from time to time after the Commencement Date;

"Year" means the period of 12 months beginning on the Commencement Date and each subsequent period of 12 months commencing on the anniversary of the Commencement Date during the continuance of this Agreement.

1.1	Headings to the clauses of and Schedules to this Agreement are for convenience only and shall not affect its construction or interpretation.

1.2	References to clauses and Schedules are to the clauses of and Schedules of this Agreement.

1.3
The Schedules are deemed to be incorporated and form part of this Agreement and the term "Agreement" shall be construed accordingly.  In the event of conflict between any of the terms of this main part of the Agreement and the Schedules, the former shall prevail.

1.4
The word “indemnify” in this Agreement will mean to indemnify, keep indemnified and hold harmless the indemnified party from and against all costs (including the cost of enforcement), expenses, liabilities (including any tax liability), injuries, damages, claims, demands, proceedings or legal costs (on a full indemnity basis) and judgements which the indemnified party incurs or suffers and “indemnity”, “indemnities” and “indemnifies” have a corresponding meaning.

1.5	Any reference to a “month” is a reference to the period of a calendar month.

1.6	Any reference to “person” means a natural or legal person, firm or unincorporated association.

1.7	Words importing the singular include the plural and vice versa.

2.	Appointment and Restrictions

2.1
The Manufacturer hereby grants to IDIS the Exclusive right to distribute on its own account the Products in the Territory, and IDIS agrees to act in this capacity subject to the terms of this Agreement.

2.2
During the term of this Agreement, the Manufacturer undertakes not to market or sell the Products on a named patient basis through a third party distributor to any other person in the Territory without first obtaining IDIS’s express written consent (such consent not to be unreasonably withheld or delayed).

2.3	IDIS undertakes that it shall not unless otherwise approved in writing by the Manufacturer and for ten (10) years from the Commencement Date:

2.3.1	manufacture any goods that compete with the Products in the Territory;

2.3.2
obtain its supplies of the Products for distribution within the Territory other than from the Manufacturer, if the Manufacturer is able and willing to supply the same on the terms of this Agreement; provided, however, that with respect to the Defibrotide capsules set forth in Schedule 1, IDIS may honour purchase orders and contracts existing at the Commencement Date until such contracts expire, at which time IDIS shall comply in all respects with this clause 2.3.2 with respect to the Defibrotide capsules.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

3.	Term

3.1	This Agreement shall commence on the Commencement Date and shall continue in force in respect of each Product until terminated pursuant to clause 16 of this Agreement.

4.	Supply of the Products

4.1
The Manufacturer shall supply the Products to IDIS in accordance with the terms and conditions of this Agreement to the exclusion of any terms and conditions of sale submitted at any time by the Manufacturer and whether printed or sent with any order form, delivery note, invoice or otherwise.

4.2
The Manufacturer shall not supply IDIS with any Products with a remaining shelf life of less than six (6) months.  If the Manufacturer is unable to comply with this clause 4.2 it shall notify IDIS promptly providing details of the remaining unexpired shelf lives of the available Products and, in such event, the parties shall discuss whether to proceed with the Order.

5.	Pricing

5.1
The Manufacturer will supply the Products on a consignment basis to IDIS, and IDIS shall distribute the Products on a Named Patient Basis at the Prices.  The Prices shall remain fixed for the duration of the Agreement but may be varied by the Manufacturer by giving IDIS not less than ten (10) Business Days notice. Following a change in Prices, IDIS will have the right to honour all outstanding quotes for 30 days.  The only exception to the Prices listed in Schedule 1 will be for the capsules sold under the existing contracts and purchase orders as described in clause 2.3.2.  For such sales under existing contracts and purchase orders, IDIS may honour the prices for the capsules established in such existing contracts and purchase orders, and should IDIS desire to obtain the capsules from the Manufacture, the Manufacturer will supply the capsules to IDIS free of charge.  .

5.2	All Prices are inclusive of packaging but exclusive of any applicable value added or any other sales tax for which IDIS shall be additionally liable.

5.3
The Manufacturer may recommend in writing to IDIS a sale price for each of the Products or impose a maximum selling price at any time; provided that that price does not amount to a minimum selling price or retail price maintenance.  For the avoidance of doubt:

5.3.1	where the Manufacturer has recommended a selling price to IDIS, IDIS shall be free to distribute the Products at any price it so chooses; and

5.3.2
where the Manufacturer has set a maximum price, IDIS shall be obliged to distribute the Products at no more than that price; provided that does not amount to a minimum selling price or retail price maintenance.

5.4
Without prejudice to any other provision of this Agreement, the Manufacturer shall advise IDIS immediately if any Price given for Products in an Order is incorrect and, in such event where the Price is incorrect the Manufacturer shall not proceed with the Order until it has notified IDIS of that fact and received written confirmation from IDIS that the Order may proceed, at which time the Contract shall be formed.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

6.	Purchase Orders

6.1
IDIS shall submit, from time to time, written purchase orders (“Orders”) to the Manufacturer for the supply of the Products.  Each Order shall stipulate the Products’ names, the Products’ codes, the quantity required and the total price of the Order (excluding VAT).

6.2	The receipt by the Manufacturer of an Order during the term of this Agreement shall constitute a contract (“Contract”), subject to the terms and conditions of this Agreement.

6.3
Notwithstanding clause 6.2 and 21.4, within five (5) Business Days after IDIS places an Order, but in no event after the Manufacturer ships the Products, IDIS may request to vary, add or omit any or all of the Products in an Order. The Manufacturer shall grant such request if commercially reasonable. The Manufacturer may not vary, add or omit any of the Products or any part of them in an Order without the express written consent of IDIS, which shall not be unreasonably withheld.

6.4	An update of all outstanding Orders placed by IDIS with the Manufacturer shall be provided by the Manufacturer promptly upon written request from IDIS.

7.	Delivery

7.1	Within five (5) Business Days of the receipt of an Order the Manufacturer shall provide IDIS with an estimated date for delivery.

7.2	The Manufacturer shall use all commercially reasonable endeavours to meet delivery dates and shall:

7.2.1	notify IDIS as soon as reasonably practicable of any anticipated or actual delays it experiences or anticipates experiencing in meeting an estimated delivery date; and

7.2.2	provide IDIS with such details of the causes of such delays as IDIS reasonably requires.

7.3
IDIS shall, but is not obliged, to grant Manufacturer reasonable extensions for the delivery of the Product.  Subject to the foregoing and without prejudice to any other rights or remedies available to IDIS, material failure to meet the estimated delivery date or any subsequently agreed date or notify IDIS of any actual or anticipated delay shall entitle IDIS to terminate the Contract.

7.4
Unless otherwise agreed, delivery of the Products shall take place at IDIS’ premises DDP (ICC Incoterms 2000) at Unit 3 Canada Road, Byfleet, Surrey, KT14 7JL (or such other premises as IDIS may notify to the Manufacturer from time to time) and the Manufacturer shall at its cost arrange for suitable transport to IDIS’ premises at Unit 3 Canada Road, Byfleet, Surrey, KT14 7JL (or such other premises as have been notified by IDIS to Manufacturer) and arrange insurance therefore.

7.5
Where the Products are to be delivered in instalments, without prejudice to clause 6.2, each instalment shall constitute a separate Contract and without prejudice to any other rights or remedies available to IDIS.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

7.6	The Manufacturer shall:

7.6.1	E-mail a copy of the delivery note for each delivery or instalment on the day of delivery and supply a copy of the delivery note with the delivered Products;

7.6.2	inform IDIS if an Order for Products exceeds 30kg by weight when providing IDIS with the estimated date for delivery under clause 7.1.

7.6.3	provide IDIS with a written valuation of the Products for use by IDIS for customs valuation and insurance purposes.

7.7
On delivery the Products shall be marked in accordance with IDIS’s instructions and properly packed and secured so as to reach their destination in an undamaged condition in the ordinary course of events.

8.	Rejection

8.1
Within three (3) Business Days after delivery of the Products, IDIS shall inspect the Products for compliance with the terms and conditions of this Agreement and shall accept the Products or notify the Manufacturer of any Product defects pursuant to clause 8.2. IDIS shall notify the Manufacturer of any Product defects immediately after they are discovered. Any Products that IDIS does not reject by written notice to the Manufacturer pursuant to clause 8.2 shall be deemed accepted “as is”. Upon acceptance, IDIS automatically shall and hereby does release the Manufacturer from all claims for non-conformity or defects except claims for latent defects that are not reasonably detectable at the time of acceptance and that become apparent before the expiry of the warranty period set out in clause 13.1; provided, however, that IDIS must notify the Manufacturer in writing within three (3) Business Days of IDIS’ discovery of any such latent defects.

8.2
In the event of a breach of the Manufacturer’s warranties in clauses 16.1 or 16.2, or where IDIS becomes aware of a defect or latent defect pursuant to clause 8.1, IDIS may, within three (3) Business Days of becoming aware of such breach or defect, reject such Products by notice to the Manufacturer specifying in detail the nature and quantity of the defective Products.  Within 30 days of receipt of such notice, the Manufacturer shall collect the defective Products from IDIS at the Manufacturer’s expense (including, without limitation, costs of carriage, insurance, export/import duties), and:

8.2.1	where such Products have not yet been distributed by IDIS, replace the defective Products with Products that meet the warranties in clauses 16.1 and 16.2 at its own expense; or

8.2.2
where such Products have been distributed by IDIS, as the case may be, deduct the relevant amount from the invoice to be raised for such distribution or credit to IDIS’s account the purchase price invoiced and any applicable value added or other sales tax (where these have been paid) for such defective Products plus costs of carriage, insurance and other fees incurred by IDIS (including, without limitation, export/import duties) plus such amounts equal to the profit IDIS would have made on those Products.

8.3
Where the Manufacturer fails to collect defective Products pursuant to clause 8.2 within 30 days, IDIS will store defective Products at the Manufacturer’s risk and expense on its premises or with a third party or will destroy the Products, at the Manufacture’s instruction  and expense.  Where the Manufacturer fails to collect defective Products pursuant to clause 8.2 within 60 days IDIS may destroy the defective Products with the consent of the Manufacturer. IDIS shall provide the Manufacturer with proof of destruction of any Products.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

9.	Payment

9.1
Within the first 5 Business Days of each month IDIS shall provide the Manufacturer with a monthly sales report for the just concluded month which shall set out the quantity of Products sold by IDIS, total sales value of Products sold, and total fees incurred by IDIS (including monthly and variable service fees, and such other information as the Manufacturer may reasonably request.

9.2
Upon receipt of a monthly sales report the Manufacturer shall invoice IDIS for the total Price of Products sold by IDIS as stated in the sales report. IDIS shall pay this invoice within 90 days of the invoice date.

9.3
The Manufacturer shall pay IDIS the monthly service fees within thirty (30) days of receiving the monthly sales report as defined in 9.1, and shall pay the variable service fees and carriage charges for free-of-charge product within ninety (90) days of receiving a monthly sales report.

9.4	IDIS shall be entitled to set-off its fees against its payment to the Manufacturer under clause 9.2.

9.5	Any payments shall be made by transfer to such bank account as the Parties may from time to time notify in writing to the other.

9.6
If is the amounts set forth on a sales report are disputed by either party, the undisputed amount shall be paid in accordance with clause 9.2 and the parties shall attempt to settle the disputed part of that invoice in accordance with clause 22.  Once the dispute is resolved, and if payment is due by a party, the payment shall be made within 30 days of the date of resolution.

9.7
IDIS reserves the right to decide appropriate credit terms for it’s customers or to invoice customers on a pro-forma basis, if it deems that these customers pose a high credit risk. In the event that a customer is deemed a high credit risk and cannot pay on a pro-forma basis or has an account in arrears, IDIS reserves the right not to fulfil orders for that customer unless a specific agreement is reached with the manufacturer in accordance with Clause 9.8.

9.8
Where agreed by both Parties and for specific customer orders, the Manufacturer will not invoice IDIS, and IDIS will not pay the Manufacturer the Price until IDIS has received payment from the customer. Where agreement is reached under this Clause 9.8, IDIS shall separately identify in the monthly sales report the customer orders to which this Clause 9.8 applies and shall promptly inform the Manufacturer of receipt of payment in respect of the relevant customer orders. The Manufacturer shall then raise an invoice for this amount. Invoices issued by the Manufacturer for the Price of Products sold pursuant to the specific customer orders that are subject to this Clause 9.8 shall be paid by IDIS within thirty (30) days of the date of invoice.

10.	Risk and Property

10.1	Risk of damage to or loss of the Products shall pass to IDIS on delivery. Title will pass to IDIS on receipt of an order from a customer.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

11.	Rights and duties of IDIS

11.1	During the continuance of this Agreement IDIS shall:

11.1.1
hold and maintain all relevant wholesale dealers and import licences and comply with all applicable legal and regulatory requirements in relation to each of the Products , including but not limited to those relating to the storage, distribution and sale of the Products in the Territory on a Named Patient Supply basis;

11.1.2
unless otherwise prohibited by the applicable legal and regulatory requirements, maintain at all times a minimum stock of Products as it shall reasonably require (such minimum to be agreed between the parties from time to time);

11.1.3
inform the Manufacturer of customer complaints, requirements and suggestions regarding the Products within 5 business days of IDIS becoming aware of such information, including but not limited to any information which comes into its possession which IDIS reasonably considers may prejudice or enhance sales of the Products in the Territory;

11.1.4	inform the Manufacturer of any adverse reaction(s) to the Products reported to them by customers or any other person within one (1) Business Day of cognisance of such report;

11.1.5
if the Manufacturer or a competent regulatory authority recalls a Product, upon the Manufacturer’s direction, notify all customers who have purchased the relevant Product and in such circumstances and at the Manufacturer’s expense (including price and carriage charge actually and reasonably reimbursed by IDIS to the customer and any transport, an additional fixed charge of €400 per recall and €250 per Order will be charged to cover administration and handling costs actually and reasonably incurred by IDIS), IDIS shall implement a recall, arrange for the return of the recalled Products from all relevant customers and return or destroy the Products at the Manufacturer’s direction, provided, however, that the Manufacturer shall be responsible for the costs of such recall, except to the extent that the recall is attributable to IDIS’ negligence, misconduct, breach of the Agreement, or failure to comply with applicable laws or regulations;

11.1.6	not remove the Products from the packages designed for delivery to customers without the Manufacturer's prior written approval;

11.1.7	be entitled to describe itself as the Manufacturer's authorised distributor of the Products in the Territory but shall not hold itself out as the Manufacturer's agent; and

11.1.8
for the avoidance of doubt, IDIS acknowledges and agrees that, because the Manufacturer is a publicly-traded company, the Manufacturer may use IDIS’ and its agents and representatives’ names and may disclose the existence and terms of this Agreement (or may file the Agreement) in registration statements and/or reports filed under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, and/or with any applicable stock exchange.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

12.	Rights and duties of the Manufacturer

12.1	During the continuance of this Agreement the Manufacturer shall:

12.1.1
ensure that maintenance of all relevant licences to manufacture, assemble, package and label, export from the country of manufacture (if relevant) and/or supply the Products to IDIS pursuant to this Agreement, including, without limitation, on a Named Patient Supply basis, and ensure that Manufacturer is in compliance with all relevant legal and regulatory requirements in relation to the manufacture, assembly, packaging, packing, labelling, export from the country of manufacture (if applicable) and/or supply of each of the Products;

12.1.2	notify and identify to IDIS any Product which becomes the subject of a Marketing Authorisation for the Indication after the Commencement Date;

12.1.3	reply to requests for information by IDIS regarding the Products, whether related to a technical query or otherwise, as soon as practicable;

12.1.4
from time to time provide IDIS with such samples, catalogues, brochures and up to date information (including Prices) concerning the Products as IDIS may reasonably require to assist IDIS with the distribution and sale of the Products in the Territory;

12.2
If the Manufacturer wishes to or a competent authority requires the recall of any Product, the Manufacturer shall promptly notify IDIS by telephone, fax or email (with confirmation in writing) of the recall, its urgency, providing details of the specific problem known to it, the batch number of the Products concerned and the details of any alternative Products and their prices that are available from the Manufacturer.

12.3
In the event IDIS notifies the Manufacturer of a reported adverse reaction(s) to a Product received from a customer or any other person, the Manufacturer will henceforth assume responsibility for taking any and all actions relating to such adverse reaction(s) including, without limitation, dealing with (i) all reporting aspects of pharmacovigilance to the relevant competent authority, and (ii) allegations or findings of product and/or strict liability that may be required or result from an adverse reaction(s).  At the request of Manufacturer, and where possible, IDIS shall assist and facilitate the Manufacturer in meeting these requirements.

12.4
The Manufacturer shall at all times supply IDIS with the minimum stock agreed by the parties pursuant to clause 11.1.2 of this Agreement.  Notwithstanding the above, the Manufacturer shall supply Products to IDIS in respect of orders submitted above that agreed threshold.

12.5	The Manufacturer shall upon 30 days written notice to IDIS be entitled to:

12.5.1	discontinue or vary the manufacture and assembly and/or supply of any of the Products or any substance or ingredient included in the Products;

12.5.2	make changes in the formulation and/or composition of the Products,

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

provided the Manufacturer is able to supply any Orders of affected Products made by IDIS prior to the date of receipt by IDIS of the notice of any such discontinuation or variation, in their unvaried form and prior to discontinuation.

12.6
IDIS shall notify the Manufacturer within one (1) Business Day of becoming aware of any inspection by any government body, including but not limited to a Notified Body or Competent Authority, directly relating to the Products.  Promptly after such inspection, IDIS shall furnish the Manufacturer with copies of all documentation relating to such inspection. The Manufacturer shall have the right to review and comment on any correspondence by IDIS to the government body generated as a result of such inspection prior to submission by IDIS. In addition, IDIS agrees to notify the Manufacturer within two (2) business days of receipt of any other written regulatory actions or communication directly relating to the Products. The Parties shall confer with each other with respect to any response regarding such action or communication and the best means to comply with such action or communication.

12.7
During the term of this Agreement, IDIS will permit the Manufacturer to examine or audit IDIS to ensure IDIS’ performance of its obligation under this Agreement, which shall include the right to audit the IDIS facilities at which the Product is stored. The Manufacturer shall provide reasonable notice of its intent to audit and shall conduct the audit during regular business hours. IDIS agrees to remediate audit findings to ensure compliance with applicable laws and regulations, IDIS policies and procedures, and this Agreement, and agrees to provide objective evidence to the Manufacturer of such remediation upon the Manufacturer’s request.

13.	Warranties and Covenants

13.1	The Manufacturer represents and warrants that:

13.1.1	it has title to the Products; and

13.1.2	the Products shall conform to their description, specification and data sheet or summary of product characteristics (if any).

13.2	IDIS represents and warrants that;

13.2.1	it has the necessary expertise and personnel to supply the Product in the Territory on a Named Patient Supply basis.

13.2.2	It will distribute the Products in the Territories in accordance with all applicable laws and regulations of the Territory; and

13.2.3	it is authorised to sell, supply and distribute the Products in the Territory on a Named Patient Supply basis, where permitted, in each country within the Territory as set out in Schedule 2.

13.3	The Manufacturer agrees that, upon delivery to IDIS, the Products are of merchantable quality, free from defects in composition, formulation, material and workmanship.

13.4	Each party agrees to the other that it will comply with its obligations set out in the Technical Agreement.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

14.	Indemnities

14.1	Except to the extent caused by IDIS’ negligence or misconduct, the Manufacturer shall indemnify IDIS in respect of:

14.1.1	Liabilities arising from defects in the manufacture and assembly, packaging and labelling of the Products caused by the Manufacturer or its agents;

14.1.2
A finding that the sale of Products by IDIS in the Territory infringes the Intellectual Property Rights of any third party unless such allegation or finding is attributable to any mark or method of packaging or get up of the Product or written material or directions relating to the Product applied, used or given by IDIS otherwise than as directed by the Manufacturer; and

14.1.3	The Manufacturer’s material failure to provide information required to be provided by the Manufacturer pursuant to the terms of this Agreement.

14.1.4	Any other liabilities arising from the Manufacturers obligations under this Agreement.

14.2	Except to the extent caused by the Manufacturer’s negligence or misconduct, IDIS shall indemnify Manufacturer in respect of:

14.2.1	Liabilities arising from the supply of the Products in the Territory on a Named Patient Basis; and

14.2.2	Any other liabilities arising from IDIS’ obligations under this Agreement.

14.3	Each party shall indemnify the other party in respect of any breach by it of that party’s representations and warranties given in this Agreement.

14.4	The indemnities contained in clauses 14.1, 14.2 and 14.3 above shall be conditional in each case upon the indemnified party:

14.4.1	promptly giving written notice of any claim to be indemnified to the indemnifying party;

14.4.2	providing the indemnifying party with the absolute discretion to conduct, take or resist any proceedings as it sees fit at its own expense;

14.4.3
providing the indemnifying party on request with such information and assistance in relation to such proceedings as it may reasonably require, subject to the indemnifying party indemnifying the other party against all costs reasonably incurred by it in the provision of such information or assistance; and

14.4.4	not making any settlement, compromise or prejudicial admission in relation to such claim without the prior consent of the indemnifying party (such consent not to be unreasonably withheld or delayed).

14.5
Both Parties shall maintain insurance as required under applicable laws and regulations and, in any event, in amounts necessary to provide coverage for their potential liabilities under this Agreement. Upon request, each party will provide to the other valid certificates of insurance or evidence of self insurance for the coverage set forth in this Section.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

15.	Intellectual Property

15.1
The Manufacturer grants IDIS a royalty free licence to use the Trade Marks in the Territory on or in relation to the Products for the purposes only of exercising its rights and performing its obligations under this Agreement (including, without limitation, distributing and selling the Products).

15.2	IDIS shall not without the prior written consent of the Manufacturer:

15.2.1	make any modifications to the Products or their packaging or labelling;

15.2.2	alter, remove or tamper with any Trade Marks, numbers, or other means of identification used on or in relation to the Products;

15.2.3	use any of the Trade Marks in any way which might prejudice their distinctiveness or validity or the goodwill of the Manufacturer therein; or

15.2.4	use in relation to the Products any trade marks other than the Trade Marks without obtaining the prior written consent of the Manufacturer.

15.3
Except as provided in this Agreement IDIS shall have no rights in respect of any trade names or Trade Marks used by the Manufacturer in relation to the Products or of the goodwill associated therewith, and IDIS hereby acknowledges that, except as expressly provided in this agreement, it shall not acquire any rights in respect of any trade names or Trade Marks and that all such rights and goodwill are, and shall remain, vested in the Manufacturer.

15.4
IDIS shall, at the expense of the Manufacturer, take all such steps as the Manufacturer may reasonably require to assist the Manufacturer in maintaining the validity and enforceability of the Intellectual Property Rights of the Manufacturer during the continuance of this Agreement.

15.5
Without prejudice to the rights of IDIS or any third party to challenge the validity of any Intellectual Property Rights of the Manufacturer, IDIS shall not knowingly do or authorise any third party to do any act which would invalidate or be inconsistent with any Intellectual Property Rights of the Manufacturer and shall not knowingly omit or authorise any third party to omit to do any act which, by its omission, would have that effect or character.

15.6
Without prejudice to clause 14.4, IDIS shall immediately notify the Manufacturer of any actual or threatened infringement in the Territory of any Intellectual Property Rights of the Manufacturer which comes to IDIS’s notice, and of any claim by any third party so coming to its notice that the importation of the Products into the Territory, or their sale in the Territory, infringes any rights of any other person, and IDIS shall at the request and expense of the Manufacturer do all such things as may be reasonably required to assist the Manufacturer in taking or resisting any proceedings in relation to any such infringement or claim.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

16.	Termination

16.1
Either party may terminate this Agreement in respect of any or all Products or Territories for any reason by giving not less than 30 days written notice to the other to that effect; provided that the Manufacturer agrees to provide 90 days notice for France, where IDIS has contractual obligations for up to 90 days.

16.2	Either party shall have the right to terminate this Agreement immediately by notice to the other if the other party:

16.2.1
commits any material or persistent breach of any of the provisions of this Agreement and, in the case of a breach capable of remedy, that party fails to remedy such breach within 30 days after receipt of a notice giving full particulars of the breach and requiring it to be remedied;

16.2.2
being a company, summons a meeting of its creditors, makes a proposal for a voluntary arrangement, becomes subject to any voluntary arrangement, is unable to pay its debts within the meaning of section 123 Insolvency Act 1986, has a receiver, manager or administrative receiver appointed over any of its assets, undertakings or income, has passed a resolution for its winding-up (save for the purpose of a voluntary reconstruction or amalgamation previously approved in writing by the party serving notice), is subject to a petition presented to any Court for its winding-up (save for the purpose of a voluntary reconstruction or amalgamation previously approved in writing by the party serving notice), has a provisional liquidator appointed, has a proposal made for a scheme of arrangement under section 425 Companies Act 1985, has an administrator appointed in respect of it or is the subject of an application for administration filed at any court or a notice of appointment of an administrator filed at any court or a notice of intention to appoint an administrator given by any person or is the subject of a notice to strike off the register at Companies House or any of the foregoing ;

16.2.3	the other party has any distrait, execution or other process levied or enforced on any of its property;

16.2.4	the other party ceases, or threatens to cease to carry on business;

16.2.5
has any proceedings analogous to those referred to in clauses 16.2.2 to 16.2.4 occurs in relation to the other party or its assets in accordance with the jurisdiction to which the other party or its assets are subject;

16.2.6	in the circumstances contemplated by clause 19.3 there is no agreement reached by the parties within 30 days after discussions for that purpose began or ought to have begun.

16.3
For the purposes of clause 16.2.1 a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects save as to the time of performance (provided that time of performance is not of the essence).

16.4
The rights to terminate this Agreement given by this clause 16.2 shall be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

17.	Consequences of termination

17.1	Upon termination of this Agreement for any reason:

17.1.1
save as otherwise agreed, including, without limitation, to effect clause 17.1.3, IDIS shall immediately cease to make use of the Trade Marks, provided that IDIS shall be entitled to complete all Orders placed with the Manufacturer prior to the date of termination;

17.1.2	at the request of a party and at that party’s expense, the other party shall return or destroy any Confidential Information provided by the first party; and

17.1.3	IDIS shall have no claim against the Manufacturer for loss of distribution rights, goodwill or other similar loss.

17.2
Upon the Manufacturer’s termination of this Agreement under clause 16.1 within the Initial Period, Manufacturer agrees to pay IDIS for the work performed under this Agreement up to the date of termination, costs arising from non-cancellable commitments reasonably and necessary incurred by IDIS for the performance of the work prior to the date of termination, and all remaining fixed service fees up to the end of the Initial Period.

17.3
In the event of termination by either party under clause 16.1 or the Manufacturer under clause 16.2.1 or 16.3, IDIS shall, if the Manufacturer so requests, within 10 days of the date of termination of this Agreement return all or any part of the stocks of the Products then held by IDIS to the Manufacturer at the Manufacturer’s cost of transportation and insurance, and risk.  IDIS shall be responsible for arranging transportation and insurance.

17.4
In the event of termination by IDIS under clause 16.2.1, IDIS may at its option within 10 days of the date of termination of this Agreement require the Manufacturer to collect all or any part of the stocks of the Products then held by IDIS at the Manufacturer’s cost of transportation and insurance and risk.  IDIS shall be responsible for arranging transportation and insurance.

17.5	Clauses 13.1, 13.2, 14, 17, 18 and 21 shall survive termination of this Agreement.

18.	Confidential Information

18.1
The parties have entered into an agreement, dated November 20, 2007, governing the disclosure of Confidential Information in connection with a potential relationship between the parties (the “Confidentiality Agreement”). The Confidentiality Agreement is set out at Schedule 6 and is incorporated as part of this Agreement. The terms to keep information confidential as set forth in the Confidentiality Agreement shall be incorporated in this Agreement and survive the termination of this Agreement, but in no event shall it extend loner than the term specified in the Confidentiality Agreement.

19.	Force Majeure

19.1	If either party is affected by Force Majeure it shall forthwith notify the other party of the nature and extent thereof.

19.2
Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations under this Agreement to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended accordingly.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

19.3
If the Force Majeure in question prevails for a continuous period in excess of three months, the parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable in the circumstances.

20.	Notice

20.1
Unless otherwise specified in this Agreement,  notice to be served by one party on the other shall be in writing and shall be served as set out in Schedule 4 by: (i) sending it by pre-paid recorded delivery (or by pre-paid registered air mail where appropriate) to the Service Address (ii) by fax to the Fax Address ,(iii) by e-mail to the E-mail Address. In addition, notice may be served to any other address as is notified by that party to the other from time to time in accordance with this clause 20. If notifying via fax or e-mail, a copy of such notice shall be sent by pre-paid recorded delivery to the Service Address.

20.2
Notice shall be deemed received in the case of pre-paid recorded delivery, two days from the date of posting, in the case of registered airmail, five days from the date of posting, and in the case of fax, at the time of transmission.

20.3
In proving service it shall be sufficient to prove that the envelope containing such notice was correctly addressed and delivered or the notice was transmitted by fax to the Fax Address and a successful transmission sheet exists.

21.	General

21.1
Neither party shall without the prior written consent of the other sub-contract, assign or transfer, or purport to sub-contract, assign or transfer to any other person any of its rights or obligations under this Agreement without the prior written consent of the other party, save that this Agreement will be binding upon and inure to any successor(s) to the business of either party.

21.2
Neither party nor its agents or employees shall be deemed to be an agent of the other for any purpose whatsoever, and neither party shall have, nor shall it represent itself as having, any authority to make contracts or obligations in the name of or binding upon the other party, to pledge the other party’s credit, or to extend credit to anyone in the other party’s name.

21.3
This Agreement and the documents referred to in it, including the Confidentiality Agreement, contains the entire agreement between the parties in respect of the subject matter of the Agreement, and supersede all prior written or oral agreements, representations or understandings between the parties in respect thereto. The parties acknowledge that this Agreement has not been entered into wholly or partly in reliance on, nor has either party been given any warranty, statement, promise or representation made by or on their behalf other than as expressly set out in this Agreement.  To the extent that any such warranties, statements, promises or representations have been given the recipient party unconditionally and irrevocably waives any claims, rights or remedies which it might otherwise have had in relation to them. Nothing in this clause 21.3 will exclude any liability which one party would otherwise have to the other party in respect of any statements made fraudulently.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

21.4	This Agreement may not be modified except in writing signed by the duly authorised representatives of each party.

21.5
In the event that any of the provisions of this Agreement or the application of any such provisions to the parties shall be held by a court of competent jurisdiction to be contrary to law, the remaining portions of this Agreement shall remain in full force and effect.

21.6
The failure or delay by either party to this Agreement in exercising any right, power or remedy of that party under this Agreement will not in any circumstances impair such right, power or remedy nor operate as a waiver of it.  The single or partial exercise by either party to this Agreement of any right, power or remedy under this Agreement will not in any circumstances preclude any other or further exercise of it or the exercise of any other right, power or remedy.

21.7	Subject as expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

21.8	No waiver by either party of any breach of this Agreement by the other shall be considered as a waiver of any subsequent breach of the same or any other provisions.

21.9	The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

21.10	This Agreement may be executed in any number of counterparts, each of which when executed shall be construed as an original, but together will constitute one and the same instrument.

22.	Disputes

22.1	Subject to clause 23, if any dispute arises out of this Agreement, in the first instance, the parties’ account managers shall attempt to resolve the dispute amicably within 30 days.

22.2
If a dispute cannot be resolved by the parties’ account managers, the parties shall promptly refer the matter to their respective Chief Executive Officers. If either party refuses to make such referral or participate in good faith in this dispute resolution procedure and in any event, if the dispute is not resolved within 30 days of such referral or the date such referral could have been made, then either party may commence proceedings in accordance with clause 23.

22.3
Where either party reasonably believes that a dispute relates to a material breach or potential breach of this Agreement or a Contract, that party shall notify its and the other party’s account managers and each party shall then refer the dispute directly to their Chief Executive Officers and the provisions of clause 22.2 shall apply.

23.	Governing Law and Jurisdiction

23.1	This Agreement shall be governed by, and construed in all respects in accordance with the laws of England.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

23.2
Subject to clause 22, the courts of England will have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.  The parties irrevocably agree to submit to that jurisdiction except that either party may seek injunctive relief in any court of competent jurisdiction.

[Remainder of page intentionally left blank; Signatures appear on following page.]

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

IN WITNESS of which the parties have signed this Agreement on the date set out above.

SIGNED for and on behalf of the
Manufacturer by
/s/ Gary Gemignani
Gary Gemignani, Executive VP and CFO

Date February 27, 2009

SIGNED for and on behalf of IDIS
by                                                                                   /s/ James McCutcheon
James McCutcheon, Finance Director

Date March 6, 2009

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

SCHEDULE 1

Products

PRODUCT	IDIS BUY PRICE	IDIS VARIABLE SERVICE FEE**	SELLING PRICE TO TERRITORY*
Defibrotide 10 x 2.5ml (charged Product)	€***		€***
Defibrotide 10 x 2.5ml (free Product)	€***	€***	€***
Defibrotide capsules 21 x 400 mg (charged Product only)	€***		€***

The prices and fees shown above do not include carriage and packaging. Carriage and packaging will be charged at cost to the customer for charged product. Gentium will pay for all carriage for free-of-charge product.

* If the parties agree to include countries in the Territory that are non-Euro (€) countries, the sales price will be quoted in $ (US) or £ sterling and will be converted from Euros at the exchange rate published in the Financial Times on the first day of the calendar month of customer invoice. These sales will then be identified in the monthly sales report provided by IDIS to the Manufacturer and invoiced by the Manufacturer to IDIS in the same currency and at the same exchange rate relative to the Euro as invoiced to the customer.

**The Variable Service Fee will be charged to the Manufacturer for each pack shipped by IDIS.

Minimum Order Quantities

Customers will be required to order a minimum of 10 packs per order.

Fixed Service Fee

IDIS will invoice the Manufacturer a service fee of €*** per month. The services provided would include consultancy, provision of information and similar services. This fee will be incorporated into the reporting as referenced in clause 9.1.

Note: The above prices are quoted net of any value added tax or sales tax which may be applicable.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

SCHEDULE 2

Territory

The territory will include all countries in the world except for those countries in Europe, North America, South America and Central America.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

SCHEDULE 3

DEFIBROTIDE  , 200mg/2.5ml ampoules,

Prociclide, registered in Italy, 400 mg capsules, license number 026111056

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

 SCHEDULE 4

Service

Manufacturer’s Service Address	PIAZZA XX SETTEMBRE 2, 22079 VILLA GUARDIA (COMO) ITALY
Manufacture’s Telephone Number(s)	+39 031 385 111
Manufacturer’s Fax Address	+39 031-385-333 with copy to (212) 332-3401
Manufacturer’s E-mail Address	thillman@gentium.com with copy to: miacobelli@gentium.it scalabrese@gentium.it mhoyle@gentium.it
IDIS’s Service Address	IDIS House Churchfield Road Weybridge Surrey KT13 8DB United Kingdom
IDIS’s Telephone Number(s)	+44 1932 824000
IDIS’s Fax Address	+44 1932 824200

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

SCHEDULE 5

Technical Agreement

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

SCHEDULE 6

Confidentiality Agreement

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.